Exhibit 99.1

Text of Recon Technology, Ltd Website FAQ

(http://www.recon.cn/en/in_faq.aspx)

Recon Technology, Ltd has received a number of questions from shareholders and potential investors on both English language and Chinese language websites. In order to ensure that shareholders have a centralized place to look for these questions and answers to them, Recon maintains this list of frequently asked questions. Please check back often, as we will update this page periodically to address questions. We will be unable to answer every question—particularly questions about financial matters and confidential operational matters—but we will do our best to communicate with investors in this moderated public forum. If you have a question, we encourage you to click the link above to send it to us.

研控科技近期收到来自不同中英文网站的股东或潜在投资人的许多问题。为确保股东能够集中查询这些问题及回复，公司将定期收集问题后并做出回复。请经常查询该部分内容以获取更新。我们可能不能就全部问题做出回复——尤其是与财务数据或需保密的事项等相关的问题，但我们会尽力保持与投资人的沟通。如果您有任何问题，我们欢迎您通过以上链接告知我们。

Q1、目前公司所在行业景气度高涨，行业龙头如安东油田服务等利润增长数倍，但公司目前仍然亏损。您认为公司在行业中的规模、技术水平处于第几梯队，有自己的核心竞争力和自主知识产权、专利吗？与巨头们竞争有优势吗，压力大吗？公司能否实现盈利并长期持续发展下去，牢牢占据行业一席之地？

Q1. Right now, China's oilfield service industry is in an uptick, and net profits of industry leaders, such as Antonoil Oil (HK:03337), have multiplied, while Recon is still losing money. As to its size and techniques, which level do you think Recon is at now? Does Recon have its own core competitiveness or proprietary intellectual property and patents? What advantages does Recon have compared to those leaders? Can Recon earn net profit and keep long-term development and increase market share in its industry?

A1：我们预计国内私有油服公司大约1200家。其中，就公司规模来说，安东能源、华油能源等属于规模较大的，研控目前仅次于这些公司。从公司业务范围来看，除水平井压裂等业务与安东石油相似外，研控科技有自身很专业的产品及服务，并在细分市场处于领先地位，如油田自动化/数字化油田服务、加热炉等都有较强的竞争优势，公司在这些产品/服务方面都有自己的专利。从市场竞争来看，与大型公司相比有一定的压力，但鉴于国内油服市场行业仍处于发展的阶段，市场空间较大，且研控科技也形成了多方向发展的业务线，自身的竞争力也在不断提高，管理层对公司未来发展很有信心。我们的目标就是在油田服务行业的某一细分领域成为龙头，并能够提供一体化服务的集成商。目标的实现需依靠公司能够持续设计并以有竞争力的价格提供给油田客户令其满意的解决方案。

A1: We estimate that there are approximately 1,200 private oilfield service companies operating in China. As to scale, Antonoil Oil and SPT Energy Group are some of the larger private companies. Recon Technology is a smaller tier firm. Some, but not all, of the services provided by Recon overlap with those provided by other companies. For example, in addition to fracturing services like those provided by Antonoil Oil, Recon also has many other professional services and products, such as oil field heating furnaces, automation products, and digital-oil-field construction. Antonoil Oil, by contrast, provides drilling services, while Recon does not. Recon is confident in its competitiveness in these sectors, which is backed up by four patents and 11 software copyrights. As to competition, we do face some market pressure, given the number of competitors in our industry, including a number of companies that are larger than we are. In spite of—or perhaps because of—such competition, our management believes there are many opportunities for growth, because China’s oilfield service industry is still in the process of developing and consolidating. Because Recon has developed its own product line and has competitive strengths in different segments, our management is confident about the company’s future. Our long-term business goal is to be a leading integrator of service and products in China’s oilfield service industry. Our ability to meet this goal will depend on our ability to continue designing and providing attractive solutions to oilfields at competitive, yet profitable, prices.

Q2、公司与国际同行合作，引入美国贝克休斯Frac-PointTM水平井分段压裂系统进技术，那为什么外方不直接与中石化合作呢？还是因为公司有什么独特资源、优势吗？

Q2. Recon introduced Baker Hughes’ Frac-Point ™ system by cooperating with them. Why don’t foreign companies cooperate with Sinopec directly? Is there any unique resource or advantage of Recon?

A2：主要是因为市场准入、业务拓展方式等原因。中国油田公司倾向于在工程完成后付款，而外资公司通常希望能够收款后再提供产品与服务，这一差异为研控能够作为专业的集成商提供了机会。研控科技在服务能力、技术储备等方面有很强的综合能力，故贝克休斯选择与研控合作。同时，这一模式也导致资金实力在公司业务发展过程中扮演非常重要的角色。

A2：While these practices are subject to change, in our experience, Chinese oil companies have preferred to structure payments after completion of a project or delivery of products. By contrast, many foreign companies prefer to receive payments prior to delivery of services and products. This disconnect between buyer and seller has allowed Recon to serve as a professional integrator, purchasing products in advance from foreign suppliers and receiving payment from oilfields after delivery. This structure, of course, makes working capital extremely important in our business and explains the reason we view such working capital as the most critical factor in our growth.

Q3、公司业务现仍然处于资本支出阶段，财务报表中现金及等价物基本消耗殆尽，但现在的中概股市场形势下，公司不可能融到资金，那下一步如何继续融资保证未来发展呢？担心资金链条断裂吗？解决方案呢？

Q3. Cash is short for the company. In view of current market situation, it's hard for the company to raise more money. So how will the company to finance its growth? Is the company worried about its lack of funds? Is there any plan to fix these issues?

A3：首先公司希望能够通过自身经营取得资金来满足经营的需要。如果有合适的项目，公司也会通过债务或股权的方式来获取资金。我们认为公司目前不会有资金链条断裂的问题。

A3：Given current market conditions for smaller companies like ours, we believe the best business plan for our company and its shareholders is to fund our cash needs is through operations. We are, of course, open to growth opportunities we believe would benefit our company and its shareholders. We have stated in our most recent quarterly report that we believe our current working capital will be sufficient for our liquidity needs for at least the next twelve months.

Q4、当前股价下，公司刚刚度过退市难关，但区区数百万美元的市值，不担心被同业大公司并购吗？如果真的看好公司前景，为什么不考虑私有化或者管理层增持，又或者引进国内外战略投资者呢？

Q4. The company just resolved its delinquent issues, but at current price level, the company's market cap is only millions of USD. Does management worry about being acquired by larger companies? If management is really positive about the company's future, why not buy more shares or let the company go private or introduce foreign strategy investors？

A4：目前通过公开市场来实现收购不太可能。公司管理层对公司前景很看好，也在积极寻求合适的战略投资人。

A4: Given the presence of large individual shareholders of the company, management is not currently worried about any hostile takeover of the company. Management is positive about the company's future prospects as a public company. Management will consider other opportunities, such as potential investors, as and when they present themselves.